Exhibit 10.1
AGREEMENT OF SALE

THIS AGREEMENT OF SALE (this “Agreement”) is made this 24th day of October, 2005, by and between CHARLENE SCHWARTZ, an adult individual with an address of 1070 Eagle Road, Newtown, Pennsylvania 18940, LANGHORNE COURTYARD, INC., a Pennsylvania corporation with an address of 1070 Eagle Road, Newtown, Pennsylvania 18940, MT. LAUREL FFI, INC., a New Jersey corporation with an address of 1070 Eagle Road, Newtown, Pennsylvania 18940 and BETHLEHEM FFI, INC., a Pennsylvania corporation with an address of 1070 Eagle Road, Newtown, Pennsylvania 18940 (hereinafter collectively called “Seller”) and HERSHA HOSPITALITY TRUST, a Maryland real estate investment trust with an address of 510 Walnut Street, 9th Floor, Philadelphia, Pennsylvania 19106 (hereinafter called “Buyer”).

W I T N E S S E T H :

For and in consideration of the mutual undertakings contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.     Definitions. The following terms shall have the following definitions.

“Accounts Receivable” means all amounts which Seller is entitled to receive from the operation of the Hotel which are not paid as of the Settlement, including, without limitation, charges for the use or occupancy of any guest, conference, meeting or banquet rooms or other facilities at the Hotel, any restaurant, bar or banquet services, or any other goods or services provided by or on behalf of Seller at the Hotel, but expressly excluding any credit card charges and checks which Seller has submitted for payment as of the Settlement.

“Accrued Vacation Pay” means the Compensation which the Employees are entitled to receive for any vacation days accrued by such Employees as of the time in question (computed at the rate of Compensation earned by such Rehired Employees as of the time in question).

“Appurtenances” shall mean all appurtenances, hereditaments, easements and other rights and privileges in any way pertaining or beneficial to the Land or the Improvements.

“Asset Manager” shall have the meaning set forth in Section 12(a).

“Bethlehem Fairfield” shall mean the 103 room Fairfield Inn and Suites currently operated by Seller on the Bethlehem Fairfield Property.

“Bethlehem Fairfield Property” shall mean the real property located at 2140 Motel Drive, Bethlehem, Pennsylvania, upon which Seller currently operates the Bethlehem Fairfield, the legal description of which is attached hereto as Exhibit A.

“Books and Records” shall mean all books and records located at the Hotel or in the Newtown, Pennsylvania, offices of Solow, Inc., which relate exclusively to the Hotel, but expressly excluding all documents and other materials which (i) are legally privileged or constitute attorney work product, (ii) are subject to a confidentiality agreement prohibiting their disclosure by Seller, or (iii) constitute confidential internal assessments, reports, studies, memoranda, notes or other correspondence, prepared by or on behalf of any officer or employee of Seller or Manager, including, without limitation, all (A) internal financial analyses, appraisals, tax returns, financial statements, (B) corporate or other entity governance records, (C) Employee personnel files, (D) any work papers, memoranda, analysis, correspondence and similar documents and materials prepared by or for Seller or Manager in connection with the transaction described in this Agreement.

“Bookings” shall mean all bookings and reservations for guest, conference, meeting rooms or other facilities at the Hotel, together with all deposits held by Seller with respect thereto.

“Buyer Indemnified Parties” shall mean Buyer, Asset Manager and their partners, officers, directors, parents, affiliates and employees, and each of their respective heirs, executors, administrators, successors and assigns.

“Capital Transaction” shall mean a transaction pursuant to which (i) the Buyer finances or refinances the Property or any portion thereof, (ii) all or any portion of the Property sold, condemned, exchanged or otherwise disposed of, (iii) insurance proceeds or other damages in respect of the Property are recovered by the Buyer, or (iv) any other transaction that, in accordance with generally accepted accounting principles, is considered capital in nature.

“Cash” shall mean all cash on hand or on deposit in any house bank, operating account or other account maintained in connection with the ownership or operation of the Hotel, including Charlene Schwartz’s personal bank, money market or other similar depository accounts.

“Compensation” means all salaries and wages which the employees are entitled to receive at the time in question, together with all employment taxes with respect thereto, including, without limitation, any withholding or employer contributions under the Federal Insurance Contribution Act and Federal Unemployment Taxes Act, but expressly excluding all other compensation accrued or payable to the Employees, including, without limitation, any (i) bonus or incentive compensation; (ii) accrued vacation days, sick days and personal days; and (iii) any health, welfare and other benefits provided to the Employees under the Seller Employee Plans, and employer contributions to, and amounts paid or accrued under, the Seller Employee Plans or Seller IRA Plan for the benefit of the Employees.

“Confidential Information” has the meaning set forth in Section 10 of this Agreement.

“Contracts” shall mean the contracts listed on the attached Schedule 1-1.

“Cut-Off Time” shall mean 11:59 p.m. on the day preceding the Settlement Date, or such other time expressly provided in this Agreement.

“Deeds” shall collectively mean (i) with respect to the Pennsylvania Property, special warranty deeds wherein Seller shall convey title to each property comprising the Pennsylvania Property, subject to the Permitted Exceptions that are applicable to the respective Pennsylvania Property and (ii) with respect to the New Jersey Property, a bargain and sale deed with covenants against grantor’s acts wherein Seller shall convey to Buyer title to the New Jersey Property subject to the Permitted Exceptions that are applicable to the New Jersey Property.

“Due Diligence Period” shall mean the period commencing on Tuesday, October 25, 2005, and ending at 5:00 p.m. on November 25, 2005, provided that the Due Diligence Period may be extended, at Buyer’s sole option, for the Extended Due Diligence Period.

“Employees” means all employees of Seller or Manager, or any of their affiliates, who are employed full-time or part-time at the Hotels at the time in question.

“Employer” means the Seller, Manager or any of their affiliates which employs the Employees.

“Escrow Holder” shall mean Buyer’s Title Company.

“Excluded Property” shall mean the property, assets, rights and interests set forth on Schedule 1-2, which are not included in the Property and are not being sold to Buyer.

“Extended Due Diligence Period” shall mean a fifteen (15) day extension of the Due Diligence Period, ending at 5:00 p.m. on December 10, 2005. Buyer shall have the right to extend the Due Diligence Period for the Extended Due Diligence Period by giving Seller written notice thereof prior to the end of the Due Diligence Period.

“Guest Ledger” means any and all charges accrued to the open accounts of any guests or customers at the Hotel as of the Cut-Off Time for the use and occupancy of any guest, conference, meeting or banquet rooms or other facilities at the Hotel, any restaurant, bar or banquet services, or any other goods or services provided by or on behalf of Seller.

“Hazardous Substances” shall mean any substance or material whose presence, nature, quantity or intensity of existence, use, manufacture, disposal, transportation, spill, release or effect, either by itself or in combination with other materials is either: (1) potentially injurious to the public health, safety or welfare, the environment or the Property, (2) regulated, monitored or defined as a hazardous or toxic substance or waste by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (“Governmental Body”), or (3) a basis for liability of the owner of the Property to any Governmental Body or third party, and shall include, but not be limited to, hydrocarbons, petroleum, gasoline, crude oil, or any products, by-products or components thereof, and asbestos and mold.

“Hotel” or “Hotels” shall mean the hotel businesses operated by Seller on the Real Property.

“Improvements” shall mean the buildings (including all mechanical and utility systems and fixtures) and improvements constructed on the Real Property.

“Land” shall mean collectively the New Jersey Property and the Pennsylvania Property.

“Langhorne Courtyard” shall mean the 118 room Courtyard by Marriott currently operated by Seller on the Langhorne Courtyard Property.

“Langhorne Courtyard Property” shall mean the real property located at 5 N. Cabot Boulevard, Langhorne, Pennsylvania, upon which Seller currently operates the Langhorne Courtyard, the legal description of which is attached hereto as Exhibit A-1.

“Licenses, Permits and Approvals” shall mean all certificates, licenses (including, without limitation, any and all liquor licenses for the Hotels, if any), permits, authorizations and approvals issued for or with respect to the Personal Property or the Real Property by governmental and quasi-governmental authorities having jurisdiction, to the extent transferable.

“Manager” shall mean collectively the affiliates of Seller that have been engaged by Seller to manage the Hotels. For purposes of this Agreement, Solow, Inc. is not a Manager.

“Management Agreement” shall have the meaning set forth in Section 12(a).

“Marriott” shall mean Marriott International, Inc. or its affiliate.

“Mt. Laurel Fairfield” shall mean the 118 room Fairfield Inn and Suites which is currently operated by Seller on the New Jersey Property.

“NOI” shall mean, solely for purposes of the earn-out set forth in Section 12(g), for any period, Operating Revenues less (i) Operating Expenses; (ii) 4% of revenues for the management fees (notwithstanding the fact that Buyer will be paying a 3.5% management fee to Seller or its affiliate under the Management Agreement and a 1% management fee to Asset Manager under the Asset Management Agreement); (iii) 3% of revenues for furniture, fixtures and equipment (“FF&E”) reserves; (iv) real property and personal property taxes, assessments and other taxes levied in connection with the Property and FF&E; (v) insurance premiums and deductibles and (vi) scheduled lease payments under the Van Lease.

“New Jersey Property” shall mean the real property located at 350 Century Parkway, Mt. Laurel, New Jersey, upon which Seller currently operates the Mt. Laurel Fairfield, the legal description of which is attached hereto as Exhibit A-2.

“Operating Expenses” shall mean, for any period, the current obligations of the Buyer or its affiliates with respect to the Property for such period, determined in accordance with an accounting system agreed upon by Buyer and Seller during the Due Diligence Period, or Extended Due Diligence Period, if properly extended, consistently applied, for operating expenses of the Property, but specifically excluding items (ii), (iii), (iv) and (v) within the definition of “NOI” above and also excluding depreciation and principal and interest payments, rents or other similar payments in connection with any financing of real property, personal property or improvements.

“Operating Revenues” shall mean, for any period, the gross revenues of Buyer arising from the ownership of the Property during such period determined in accordance with an accounting system agreed upon by Buyer and Seller during the Due Diligence Period, or Extended Due Diligence Period, if properly extended, but specifically excluding the proceeds of Capital Transactions and capital contribution by the Buyer or its affiliates.

“Permitted Exceptions” shall have the meaning set forth in Section 4(a) below.

“Personal Property” shall mean (i) all fixtures (other then those which constitute Improvements), furniture, furnishings, equipment, machinery, appliances, art work and other items of tangible personal property which are located at one of the Hotels and used exclusively in the operation of the Hotels, or ordered for future use at one of the Hotels as of the Settlement; (ii) all linens, uniforms, engineering, maintenance, cleaning and housekeeping supplies, matches and ashtrays, soap and other toiletries, stationery, menus and other printed materials, and all other similar materials and supplies, which are located at one of the Hotels or ordered for future use at one of the Hotels as of the Settlement; (iii) any trademarks, trade names, service marks and other intellectual property rights set forth in Schedule 1-3; (iv) warranties and guaranties held by Seller pursuant to any Contracts or with respect to any Improvements or Personal Property; (v) direct dial telephone numbers for the Hotels; (vi) all hardware and software computer and information technology systems at the Hotels; (vii) Books and Records and (viii) any other tangible or intangible personal property located at one of the Hotels which is owned by Seller and used exclusively in the operation of one of the Hotels, but specifically excluding (A) Cash, (B) Accounts Receivable, (C) the Excluded Property, (D) the Third Party Property, (E) refundable escrows, such as township escrows, held by any governmental entity with jurisdiction over the Property and (F) all assets of Solow, Inc. located at Solow’s corporate offices in Newtown, Pennsylvania.

“Prepaid Expenses” shall mean all prepaid expenses to the extent Seller receives a credit for such prepaid expenses at Settlement as set forth in Section 7(e).

“Property” shall mean collectively the Real Property, the Personal Property, the Hotels and the Improvements.

“Pennsylvania Property” shall mean collectively (i) the Bethlehem Fairfield Property and (ii) the Langhorne Courtyard Property.

“Real Property” shall mean collectively the New Jersey Property, the Pennsylvania Property, the Improvements constructed on the New Jersey Property and the Pennsylvania Property and the Appurtenances relating thereto.

“Seller IRA Plan” shall mean the IRA Plan maintained by Seller, Manager or an affiliate thereof for the benefit of the Employees.

“Seller Employee Plans” shall mean all plans and programs maintained by or on behalf of Seller for the health, welfare or benefit of any Employees and/or their spouses, dependents or other qualified beneficiaries.

“Seller Indemnified Parties” shall have the meaning set forth in Section 13(b).

“Settlement” shall have the meaning set forth in Section 7(a).

“Settlement Date” shall have the meaning set forth in Section 7(a).

“Termination Date” shall have the meaning set forth in Section 21.

“Third-Party Property” shall mean any fixtures or personal property owned by (i) the lessor under the Van Lease, (ii) the supplier or vendor providing vending equipment such as soda or candy machines in connection with the sale of such supplier or vendor’s products, (iii) Marriott, (iv) any Employees, or (vi) any guests or customers of the Hotel.

“Van Lease” shall mean the lease for the passenger van currently utilized by Seller in connection with the Langhorne Courtyard.

“WARN Act” means the Worker’s Adjustment and Retraining Notification Act of 1988, 29 U.S.C. Section 2102, et seq., and any similar state and local applicable law, as amended from time to time, and any regulations, rules and guidance issued pursuant thereto.

2.     Agreement to Sell. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell and convey the Property to Buyer, and Buyer hereby agrees to purchase the Property from Seller.

3.     Purchase Price.

(a)    The total consideration and purchase price (the “Purchase Price”), which Buyer agrees to pay to Seller and which Seller agrees to accept for the Property is Forty Million Five Hundred Thousand U.S. Dollars ($40,500,000.00), subject to the prorations and adjustments described herein, payable as follows:

Federal wire transfer at signing of this Agreement (the “Deposit”)	$100,000.00

Federally wired funds at Settlement	$40,400,000.00
TOTAL	$40,500,000.00

(b)    The Deposit shall be paid to Buyer’s Title Company (defined below) (“Escrow Holder”) and shall be placed by Escrow Holder in an interest bearing escrow account pending Settlement (as hereinafter defined). All interest earned on the Deposit shall be considered part of the Deposit. The Deposit will be credited against the Purchase Price at Settlement. If Settlement does not occur hereunder, the Deposit shall be paid to party entitled thereto in accordance with this Agreement.

(c)    Seller and Buyer hereby agree that the Purchase Price shall be allocated among the Land, Improvements and Personal Property as set forth in Schedule 3(c) for federal, state and local tax purposes. Seller and Buyer acknowledge and agree that the allocation set forth in Schedule 3(c) represents an arm’s length agreement based on the Parties’ best judgment as to the fair market value of the Property. Seller and Buyer shall file all federal, state and local tax returns and related tax documents consistent with the allocation set forth in Schedule 3(c), and shall not make any statement or take any position in connection with any tax return, refund claim, audit, litigation or otherwise, which is inconsistent with such allocation. This Section 3(c) shall survive the Settlement.

4.    Title.

(a)    At Settlement, Seller shall convey to Buyer good and marketable title to the Real Property, insurable at regular rates by a reputable title insurance company licensed to do business in the Commonwealth of Pennsylvania and the State of New Jersey (the “Title Company”), free and clear of all liens, encumbrances, and restrictions other than the following (the “Permitted Exceptions”): (i) the lien of real estate taxes, water rent and sewer charges that are not due and payable on the Settlement Date, (ii) all easements, restrictions, or covenants of record that do not restrict or prohibit the use and operation of the Property or the use of the Property, or any portion thereof, as a hotel , (iii) special assessments which have become a lien on the Real Property as of the Settlement Date (but only for installments due after the Settlement Date), (iv) rights of the public and adjoining land owners in highways, streets, roads and lanes bounding the Real Property, (v) retaining walls and other walls, bushes, trees, hedges, fences and the like extending from or onto the Real Property and any portion of the Real Property lying in the bed of any public street, (vi) standard conditions and exceptions to title insurance contained in the ALTA 1992 Owner’s Standard Form B Title Insurance Policy, (vii) such state of facts as a current and accurate survey and/or physical inspection of the Real Property might disclose, provided that such state of facts shall not include facts that restrict or prohibit, in any way, the current use and operation of the Property or that in any way violate any local, state or federal law, regulation, code or ordinance, including without limitation, those pertaining to zoning, (viii) subsurface conditions affecting the Real Property not disclosed by any instrument recorded in the land records of the county in which the applicable Real Property is located and to which seller has no notice or knowledge, and (ix) any other encumbrances and restrictions appearing on the Title Commitment (defined below) that are deemed to be Permitted Exceptions by virtue of Section 4(b) below.

(b)    Upon the full execution of this Agreement, Buyer shall order from the Title Company and promptly deliver to Seller, when received by Buyer, a commitment to issue an owner’s policy of title insurance reflecting the status of title to the Real Property (the “Title Commitment”). Buyer shall have until the expiration of the Due Diligence Period or the Extended Due Diligence Period, if properly extended, such time being strictly of the essence, to notify Seller in writing of any objection which Buyer may have as a result of any exception reported in the Title Commitment or any matter depicted on its survey of the Property, which exception or matter is not a Permitted Exception. Solely to the extent that Seller receives written notice from Buyer of any such objection on or before the expiration of the Due Diligence Period or the Extended Due Diligence Period, if properly extended, said objection shall be deemed a “Title Objection”. To the extent that Seller does not receive notice from Buyer of any such objection on or before the expiration of the Due Diligence Period, or the Extended Due Diligence Period, if properly extended, said objection and the exception or matter to which said objection relates shall be deemed a Permitted Exception and Buyer shall take title to the Real Property subject thereto. Seller shall have no obligation whatsoever to eliminate any objection, exception or matter, which is so deemed a Permitted Exception. Notwithstanding the forgoing, if between the end of the Due Diligence Period, or the Extended Due Diligence Period, if properly extended, and the Settlement Date, Buyer obtains a bring down search from its Title Company and such search discloses any title defect objectionable to Buyer, other than a Permitted Exception, which was not set forth in the Title Commitment (a “Subsequent Defect”), Buyer shall provide Seller with a copy of such bring down search and a legible copy of the Subsequent Defect within five (5) days following Buyer’s receipt of such bring down search and such Subsequent Defect shall be deemed a Title Objection for purposes of this Section 4(b), and the Settlement Date shall be extended by the times set forth in Section 4(c) if necessary in order to allow Seller to determine whether to eliminate such Title Objection and to actually eliminate such Title Objection if so elected by Seller.

(c)    Seller may, at its sole option, elect to eliminate from Buyer’s final title policy any particular Title Objection. Seller shall make said election by written notice to Buyer given within five (5) days of Seller’s receipt of timely written notice of said particular Title Objection. If Seller elects to eliminate any such Title Objection, and the elimination of such Title Objection requires additional time to eliminate such Title Objection, then and in either of those events, Seller may extend the Settlement Date for an additional reasonable period of time, not to exceed thirty (30) days. Such extension of the Settlement Date by Seller shall not diminish Seller’s or Buyer’s rights under the remaining provisions of this Section 4(c). If Seller is unable or does not desire to eliminate any one or more particular Title Objections, Seller shall so notify Buyer in writing within ten (10) days of Seller’s receipt of timely written notice of said particular Title Objections. With respect to Title Objections which Seller has initially elected to eliminate, if, despite Seller’s good faith efforts, Seller reasonably determines that it will be unable to eliminate any such Title Objection on or before the Settlement Date or any extension thereof, Seller shall so notify Buyer in writing within ten (10) business days of said determination. Upon receipt of either of the notices referred to in the two immediately preceding sentences hereof, Buyer shall have the option to either waive such Title Objections in writing and consummate the transaction contemplated herein without abatement of the Purchase Price or terminate this Agreement at any time within ten (10) business days after receipt of Seller’s notice, such ten (10) business day period being strictly of the essence. If no election to terminate is made in writing by Buyer within such ten (10) business day period, Buyer shall automatically and conclusively be deemed to have irrevocably waived all such Title Objections and shall take title to the Real Property subject thereto without any adjustment or abatement of the Purchase Price.

(d)   In the event of proper termination under this Section 4, this Agreement shall be deemed null and void, and the Deposit, and interest earned thereon, shall be returned to Buyer and the parties hereto shall have no further objections to or recourse against each other with regard to the matters provided for in this Agreement, except as specifically set forth herein and except for rights and objections which expressly survive the termination hereof.

5.    Representations and Warranties.

(a)   Seller hereby makes the following representations and warranties to Buyer for the purpose of inducing Buyer to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, each of which representations and warranties is true and correct on the date of this Agreement and shall be true and correct as of the Settlement Date:

(i)    Seller has full legal and equitable title to the Personal Property and Seller has full legal and equitable fee simple title to the Real Property and the legal power to convey all right, title and interest in and to the Property to Buyer in accordance with this Agreement. There is no existing agreement, commitment, option or right with, in or to any person or entity to acquire the Real Property or any interest therein.

(ii)   To the best of Seller’s knowledge, Seller has not received any notices of violation of law or ordinance with respect to the Property that are outstanding. Seller has not received any notice of special tax or public assessment against the Property for public improvements that will remain unpaid at Settlement.

(iii)   Seller is an adult individual who has the sole legal capacity and authority to execute, deliver and perform this Agreement.

(iv)   Seller is not legally prohibited from (i) executing or delivering this Agreement, (ii) complying with or performing the terms of this Agreement, or (iii) consummating the transactions contemplated by this Agreement. The execution and performance by Seller of this Agreement will not be in violation of or cause a default under any applicable law, agreement, instrument, covenant, condition, restriction, judgment, order or decree.

(v)    No further consent, waiver, approval, or authorization of, or filing, registration, or qualification with, or notice to, any governmental authority or any other entity or person is required to be made, obtained, or given by Seller in connection with the execution, delivery, and performance of this Agreement, other than the consent of Marriott as more particularly described in Section 7(f)(iv) below.

(vi)           There are no leases or other occupancy agreements for all or any portion of the Real Property, and there are no operating, equipment or capital leases other than the Van Lease.

(vii)          Seller is a “United States person” within the meaning of Sections 1445(f)(3) and 7701(a)(30) of the Internal Revenue Code of 1986, as amended.

(viii)         There are no lawsuits, actions, suits, claims or proceedings pending against or affecting Seller or the Property or any part of or interest in the Property. To Seller’s knowledge, there are no other lawsuits, actions, suits, claims or proceedings threatened in writing against or affecting Seller or the Property or any part of or interest in the Property, except for a possible lawsuit against Seller by a former housekeeper at the Langhorne Courtyard alleging improper termination (the “Langhorne Courtyard Claim”). Seller shall indemnify, defend and hold the Buyer Indemnified Parties harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses that any of the Buyer Indemnified Parties may at any time incur as a result of the Langhorne Courtyard Claim.

(ix)    The “Contract Schedule” set forth on Schedule 1-1 contains a complete and accurate list of all contracts affecting the Property. During the Due Diligence Period, Seller will deliver to Buyer true and complete copies of each of the Contracts listed on the Contract Schedule.

(x)    The names of all Employees and the salary of each employee, and whether each employee is a full or part-time employee, are set forth on Schedule 5(a)(x). Seller is not a party to any written employment or compensation agreements with any of the Employees. Seller is not a party to any collective bargaining agreement with any labor union. Seller has not received notice of efforts to organize a collecting bargaining group among all of or any of the Employees.

(xi)    Neither the execution, delivery, or performance by Seller of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof, will violate any judgment, ruling, order, writ, injunction, decree, statute, rule, regulation or agreement applicable to the Seller or the Property.

(xii)   There is no loan agreement, guarantee, note, bond, indenture and other debt instrument, lease and other contract to which the Seller is a party or by which the Property is bound other than the Permitted Exceptions or such other documents that will be satisfied at or prior to Settlement.

(xiii)         All of the Seller’s and Manager’s insurance policies for the Property (“Insurance Policies”) are valid and in full force and effect and the Seller shall pay all future premiums for such policies up to the Settlement Date (and any replacements thereof) on or before the due date therefor. The Seller shall pay all premiums on, and shall not cancel or allow to expire, any of the Insurance Policies prior to the Settlement Date unless such policy is replaced, without any lapse of coverage, by another policy or policies providing coverage at least as extensive as the policy or policies being replaced. The Insurance Policies are attached hereto as Schedule 5(a)(xiii).

(xiv)         To the Seller’s knowledge, except as otherwise disclosed in writing to the Buyer prior to the end of the Due Diligence Period, for each of the accounting years, when a given year is taken as a whole, all of the Seller’s and the Property’s financial information and financial statements and reports previously delivered or to be delivered to the Buyer is and shall be correct and complete in all material respects. Buyer acknowledges that Seller does not prepare or have prepared compiled, reviewed or audited financial statements so the foregoing representation is not based on Seller’s review of compiled, reviewed or audited financial statements.

(xv)         Except for matters in Buyer's environmental reports and statements, and matters in Seller’s environmental reports that are delivered to Buyer during the Due Diligence Period, and except for cleaning supplies and the like used in the ordinary course of the operations of the Hotels, Seller has no knowledge (a) of the presence of any Hazardous Substances on the Property, or any portion thereof, or, (b) of any spills, releases, discharges, or disposal of Hazardous Substances that have occurred or are presently occurring on or onto the Property, and or any portion thereof, or (c) of the presence of any PCB transformers serving, or stored on, the Property, or any portion thereof, and Seller has no knowledge of any failure to comply with any applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Substances.

(xvi)         The franchise licenses from Marriott with respect to each Hotel (each a “Franchise License”) are valid and in full force and effect, and on the Settlement Date Seller will not be in default with respect thereto (with or without the giving of any required notice and/or lapse of time). Subject to Buyer obtaining Marriott Approval, neither the execution, delivery, or performance by the Seller of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Seller with any of the provisions hereof, will violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, or result in a right of termination under any of the terms, conditions, or provisions of, any Franchise License.

(xvii)        To Seller’s knowledge, there are no violations of any environmental laws or regulations relating to Hazardous Substances respecting the Property or the Hotels.

(xviii)       To the best of Seller’s knowledge, Seller possesses all licenses (including, without limitation, the liquor license for the Langhorne Courtyard), permits and approvals required by any governmental or quasi-governmental agency, body or officer for the ownership, operation and use of the Property or any part thereof (collectively “Authorizations”), each of which is valid and in full force and effect, and, to the best of Seller’s knowledge, no provision, condition or limitation of any of the Authorizations has been breached or violated.  To the best of Seller’s knowledge, the Seller has not misrepresented or failed to disclose any relevant fact in obtaining all Authorizations, and the Seller has no knowledge of any change in the circumstances under which those Authorizations were obtained that result in their termination, suspension, modification or limitation other than the Seller’s liquor license, if any.

(xviii)        The provisions of this Section 5(a) shall survive Settlement for the period set forth in Section 21 below.

(b)    Buyer, to induce Seller to enter into this Agreement and to complete Settlement, makes the following representations and warranties to Seller, which representations and warranties are true and correct as of the date of this Agreement, and shall be true and correct at and as of the Settlement Date in all respects as though such representations and warranties were made both at and as of the date of this Agreement, and at and as of the Settlement Date.

(i)    Buyer is a real estate investment trust, duly organized, qualified to do business and in good standing under the laws of the State of Maryland. The execution and delivery of this Agreement by the signatories hereto on behalf of Buyer and the performance of this Agreement by Buyer have been duly authorized by Buyer. Buyer has the legal capacity and authority to execute, deliver and perform this Agreement. Buyer shall have the right to assign this Agreement to an entity in which it will be a member or partner, either directly or indirectly, and which entity shall have the requisite power, authority and financial ability required of Buyer under this Agreement, but such assignment shall not relieve Buyer from liability under this Agreement.

(ii)   Buyer is not prohibited from (i) executing or delivering this Agreement, (ii) complying with or performing the terms of this Agreement, or (iii) consummating the transactions contemplated by this Agreement. Execution and performance by Buyer of this Agreement will not be in violation or cause a default under any applicable law, agreement, instrument, covenant, condition, restriction, judgment, order or decree.

(iii)           No further consent, waiver, approval, or authorization of, or filing, registration, or qualification with, or notice to, any governmental authority or any other entity or person is required to be made, obtained, or given by Buyer in connection with the execution, delivery, and performance of this Agreement.

(iv)          Buyer, or its assignee, has or will have, at the Settlement Date, all necessary funds, or commitments for necessary funds, to complete the purchase contemplated by this Agreement.

(v)   The provisions of this Section 5(b) shall survive Settlement for the period set forth in Section 21 below.

6.    Due Diligence.

(a)    Subject to Section 10 below, Buyer shall have the right during the Due Diligence Period to review the Van Lease, Licenses, Permits and Approvals, Contracts, Books and Records, Bookings and legal compliance of the Property and to go in, on or over the Property for the purpose of conducting building surveys, inspections, soil tests, environmental testing, feasibility studies and any and all other studies, tests and examinations thereof as Buyer may desire. Subject to Section 10 below, Seller shall permit Buyer and its agents reasonable access to the Property, upon forty-eight hours advance notice to Seller, to enable Buyer to conduct such inspections. Buyer shall repair any and all damage by reason of any such testing and shall indemnify and save Seller harmless for any liability in connection therewith. In the exercise of its rights pursuant to this Section 6, Buyer shall comply fully with its obligations under Section 10 below and shall not interfere with the conduct of Seller's operations being conducted on the Property and shall give Seller reasonable advance notice of any such activities Buyer plans to conduct on the Property. Before entering upon the Property, Buyer shall deliver to Seller a certificate of insurance evidencing Buyer’s maintenance of general liability insurance having a single combined limit of not less than $1,000,000.00 and naming Seller and its Manager as additional insured. Seller shall cooperate with Buyer in good faith to permit Buyer to expeditiously conduct due diligence on the Property in accordance with this Agreement.

Promptly following the commencement of the Due Diligence Period, Seller shall provide the Buyer access to all records and information concerning the Property to the extent in Seller’s possession, and the Seller shall make available to the Buyer, its auditors, engineers, attorneys for inspection at the offices of Solow, Inc. in Newtown, Pennsylvania or at the individual Hotels, depending on where the applicable records are currently located, copies of all existing architectural and engineering studies, ALTA surveys, existing title insurance policies, zoning and site plan materials, environmental audits, environmental reports, zoning compliance letters, real and personal property tax records, STAR reports, Seller’s internally-prepared financial reports and statements for the past three years (including a year to date statement of net income if available), existing franchise agreements, current franchise property improvement plans, the current deed, historical reports on capital expenditures, forward-looking capital budget, permits, licenses, operating and services contracts, and all other materials or information, if any, relating to the Property to the extent same are in Seller’s possession. Seller shall also deliver relevant portions of Seller’s income tax returns solely to the extent that such portions relate solely to the operations of the Hotels. Buyer acknowledges that Charlene Schwartz shall not be required to deliver full copies of her personal income tax returns. Except as otherwise set forth in Section 5(a) above, Seller makes no representation or warranty concerning the accuracy or authenticity of any information contained in such materials other than the accuracy of the historical reports on capital expenditures and the forward-looking budget prepared by Seller and, subject to the limitations contained in Section 5(a)(xiv), Seller’s financial statements.

(b)    Buyer shall have the right to terminate this Agreement for any reason or no reason whatsoever by delivering written notice thereof to Seller at any time prior to 5:00 p.m. on the last day of the Due Diligence Period or the Extended Due Diligence Period, if applicable (SAID TIME AND DATE BEING STRICTLY OF THE ESSENCE). The failure of Buyer to terminate this Agreement as aforesaid shall constitute a waiver of Buyer’s right to terminate this Agreement pursuant to this Section 6.

(c)    BUYER ACKNOWLEDGES THAT IT HAS BEEN AFFORDED AND/OR SHALL BE AFFORDED THE OPPORTUNITY FOR ITSELF AND ITS ENGINEERS, CONTRACTORS, ACCOUNTANTS AND OTHER REPRESENTATIVES OF ITS CHOOSING, TO INSPECT THE PROPERTY. BUYER EXPRESSLY ACKNOWLEDGES THAT, EXCEPT FOR SELLER’S REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 5(a), IT IS BUYING THE PROPERTY IN ITS “AS IS” CONDITION ON THE DATE HEREOF, SUBJECT TO REASONABLE USE, WEAR AND TEAR AND NORMAL DEPRECIATION BETWEEN THE DATE HEREOF AND SETTLEMENT. EXCEPT FOR MATTERS RELATED TO SELLER’S REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 5(a), BUYER RELEASES SELLER FROM ALL RESPONSIBILITY AND LIABILITY REGARDING THE CONDITION OR UTILITY OF THE PROPERTY.

(d)    BUYER AFFIRMS THAT SELLER HAS NOT MADE, NOR HAS BUYER RELIED UPON, ANY REPRESENTATION, EXPRESS OR IMPLIED, OR PROMISE MADE BY SELLER, OR ANY OF ITS EMPLOYEES OR AGENTS, OR ANY BROKER, WITH RESPECT TO THE PROPERTY OR ITS OPERATION, EXCEPT AS SPECIFICALLY SET FORTH IN SECTION 5(a) OR ELSEWHERE IN THIS AGREEMENT, IF ANY. EXCEPT AS SET FORTH IN SECTION 5(a), SELLER HEREBY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, RELATING IN ANY WAY TO THE PROPERTY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY PROVIDED FOR UNDER STATUTORY OR COMMON LAW OR THE UNIFORM COMMERCIAL CODE, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. BOTH BUYER AND SELLER ARE ACTING AT ARM’S LENGTH TO PROTECT THEIR OWN INTERESTS, AND BOTH BUYER AND SELLER SHALL USE THEIR OWN INDEPENDENT BUSINESS JUDGMENT CONCERNING THE SALE AND PURCHASE OF THE PROPERTY. BUYER HAS COMPLETED OR PRIOR TO SETTLEMENT SHALL HAVE COMPLETED TO ITS SATISFACTION, ALL INVESTIGATIONS, INSPECTIONS AND TESTS WHICH BUYER DEEMS NECESSARY IN ITS SOLE DISCRETION TO DETERMINE, AMONG OTHER THINGS: (i) THE CONDITION OF THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, THE SOIL CONDITION OF THE PROPERTY, THE EXISTENCE OF ANY ENVIRONMENTAL CONDITION, AND THE EXISTENCE OF PATENT OR LATENT DEFECTS IN CONSTRUCTION OF THE IMPROVEMENTS ON THE REAL PROPERTY; (ii) THE CONDITION OF TITLE TO THE REAL PROPERTY; AND (iii) THE STATUS OF ALL BUILDING CODE, ZONING AND OTHER APPLICABLE GOVERNMENTAL REQUIREMENTS OF WHATEVER KIND REGARDING THE REAL PROPERTY OR ANY INTENDED USE OF THE REAL PROPERTY, INCLUDING, WITHOUT LIMITATION, THE STATUS OF ANY PERMIT, APPLICATION, LICENSE, APPROVAL, CERTIFICATE OR OTHER INTANGIBLE RIGHT OF WHATEVER KIND REGARDING THE REAL PROPERTY AND THE HOTELS, AND (iv) THE STATUS AND EFFECT OF ALL RECORDED CONVENANTS AND RESTRICTIONS RELATING TO THE PROPERTY, IT BEING AGREED AS SET FORTH ABOVE THAT SELLER SHALL GIVE NO WARRANTY AND MAKE NO REPRESENTATION, EXCEPT FOR THOSE SET FORTH IN SECTION 5(a), REGARDING SUCH MATTERS. BUYER ACKNOWLEDGES THAT, EXCEPT FOR MATTERS RELATED TO SELLER’S REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 5(a), IT AGREES TO ACCEPT CONVEYANCE OF THE REAL PROPERTY AT SETTLEMENT IN ITS “AS-IS, WHERE-IS” PHYSICAL CONDITION AS OF THE SETTLEMENT DATE, SOLELY BASED UPON ITS RELIANCE ON ITS OWN INVESTIGATIONS, INSPECTIONS AND JUDGMENT.

(e)    If this Agreement is properly terminated in accordance with Section 6(b) above, the Deposit shall be returned to Buyer and the parties hereto shall have no further objections to or recourse against each other with regard to the matters provided for in this Agreement, except as specifically set forth herein and except for rights and objections which expressly survive the termination hereof.

(f)    During the Due Diligence Period, or the Extended Due Diligence Period, if properly extended, the parties shall use their diligent good faith efforts to agree upon the accounting system to be used to determine Operating Revenues and Operating Expenses. The agreed-upon accounting system shall be documented in a writing to be signed by Buyer and Seller at Settlement.

7.    Settlement.

(a)    Settlement of the conveyance of the Property to Buyer shall be made on the fifteenth (15th) day following the expiration of the Due Diligence Period or the Extended Due Diligence Period, if properly extended, or the next business day if such fifteenth (15th) day is not a business day (“Settlement Date”), commencing at 10:00 a.m. (prevailing time) at the offices of Sirlin Gallogly & Lesser, P.C., 1529 Walnut Street, Suite 600, Philadelphia, Pennsylvania 19102, the Center City Philadelphia offices of Buyer’s Title Company or the Center City Philadelphia offices of counsel to Buyer’s mortgagee (“Settlement”). The date and time of Settlement are hereby agreed to be of the essence of this Agreement.

(b)    Real estate taxes; rents; water and sewer rentals; gas, telephone, electric and other utility charges; any other governmental tax or charge levied or assessed against the Property; and any other items or charges which are properly apportionable under local law or custom shall be apportioned on a per diem basis as of the Settlement Date, with Buyer being considered the owner on the Settlement Date.

(c)    Buyer and Seller shall evenly divide and evenly pay all state and local realty transfer taxes or transfer fees applicable to the sale set forth in this Agreement.

(d)    Possession of the Real Property is to be delivered by delivery of an executed Deed and all keys to the Real Property in Seller’s possession (which keys may either be delivered to the Settlement or left at the respective Real Property).

(e)    The items of revenue and expense with respect to the Hotel set forth in this Section 7(e) shall be prorated between Seller and Buyer as of the Cut-Off Time, so that the Settlement Date is a day of income and expense for Buyer. Buyer shall receive a credit for items of expense in this Section 7(e) to the extent the same are accrued or due and payable but unpaid as of the Cut-Off Time in which case Buyer shall be obligated to pay such expense, and Seller shall receive a credit for any of the items of expense in this Section 7(e) which have been paid prior to or at the Settlement or will be paid by Seller after the Settlement to the extent such payment related to any period of time after the Cut-Off Time.

(i)    Buyer shall receive a credit for all prepaid deposits for Bookings scheduled for accommodations or events on or after the Settlement Date which Buyer is obligated to honor pursuant to this Agreement, except to the extent such deposits are transferred to Buyer.

(ii)    Seller shall remove all monies from all vending machines, laundry machines, pay telephones and other coin-operated equipment as of the Cut-Off Time and shall retain all monies collected therefrom as of the Cut-Off Time, and Buyer shall be entitled to any monies collected therefrom after the Cut-Off Time.

(iii)   Except to the extent an adjustment or proration is made under another subsection of this Section, (i) Seller shall pay in full prior to the Settlement all amounts payable to vendors or other suppliers of good or services to the Hotel (the “Trade Payables”) which are due and payable as of the Settlement Date for which goods or services have been delivered to the Hotel prior to Settlement, and (ii) Buyer shall receive a credit for the amount of such Trade Payables which have accrued, but are not yet due and payable as of the Settlement Date, and Buyer shall pay all such Trade Payables accrued as of the Settlement Date when such Trade Payables becomes due and payable; provided, however, Seller and Buyer shall reprorate the amount of credit for any Trade Payables and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for such goods or services. Seller shall receive a credit for all advance payments or deposits made with respect to goods and services ordered in the ordinary course of business, but not delivered to the Hotel prior to the Settlement Date, and Buyer shall pay the amounts which become due and payable for such goods and services which were ordered prior to Settlement but not delivered to the Hotel prior to the Settlement Date. Notwithstanding the foregoing, Seller shall pay for (x) the upgraded linen and bedding package required by Marriott and (y) the chairs for the Langhorne Courtyard lounge, both of which have already been ordered by Seller but may not be delivered until after Settlement. The re-proration obligations in this Section 7(e)(iii) shall survive the Settlement.

(iv)   At Settlement, Seller shall receive a credit in an amount equal to: (i) all amounts charged to the Guest Ledger for all room nights up to and including the night during which the Cut-Off time occurs, and Buyer shall be entitled to retain all deposits made and amounts collected for such Guest Ledger.

(v)    At Settlement, Seller shall receive a credit for all Accounts Receivable (other than the Guest Ledger which is addressed in subparagraph iv above) in an amount equal to the Accounts Receivable which are unpaid for not more than ninety (90) days, and Buyer shall be entitled to all amounts collected for such Accounts Receivable.

(vi)    No later than the day prior to Settlement, Seller and Buyer, through their respective employees, agents or representatives, jointly shall make such examinations, audits and inventories of the Hotel as may be necessary to make the adjustment and prorations to the Purchase Price as set forth herein. Based upon such examinations, audits and inventories, Seller and Buyer jointly shall prepare prior to Settlement a settlement statement (“Settlement Statement”), which shall set forth Seller’s and Buyer’s best estimate of the amounts of the items to be adjusted and prorated under this Agreement. The Settlement Statement shall be approved and executed by Seller and Buyer, and such adjustments and prorations shall be final with respect to the items set forth in the Settlement Statement, except to the extent any such items shall be reprorated after the Settlement as expressly set forth in Section 7(e)(iii).

(f)    Without limitation to other conditions set forth in this Agreement, and notwithstanding anything contained herein to the contrary, Buyer's obligation to close hereunder is expressly contingent upon the satisfaction, or the express written waiver, of the following conditions:

(i)    As of the Settlement, title to the Real Property shall be as required by Section 4 of this Agreement;

(ii)    All representations and warranties made by Seller in this Agreement shall be true, complete and accurate as of the Settlement Date and Seller shall have executed and delivered to the Buyer at Settlement a certificate to the foregoing effect;

(iii)    Seller shall have performed, observed and complied with all agreements, covenants and obligations to be performed by Seller under this Agreement, including without limitation, the execution and/or delivery of all documents required to be executed and/or delivered by or on behalf of Seller hereunder;

(iv)    Marriott shall have consented in writing to the sale of the Property to Buyer as contemplated in this Agreement and shall have approved in writing the granting of a new franchise license for each Hotel to Buyer or an affiliate of Buyer (collectively, “Marriott Approval”). Buyer shall use diligent efforts to obtain Marriott Approval, and Seller shall use diligent efforts in assisting Buyer in obtaining Marriott Approval and shall fully cooperate with Buyer's application and pursuit of the same. In the event that Buyer is unable to obtain Marriott Approval on or before the Settlement Date, then either (i) the parties hereto shall agree to extend the Settlement Date, or (ii) Buyer, at Buyer's sole option, may elect to terminate this Agreement and immediately receive a full refund of the Deposit with interest thereon;

(v)    From the date hereof to and including the Settlement Date, Seller shall comply with and perform all of the duties and obligations of the licensee under the franchise license for each Hotel and Seller shall not be in default under any such franchise license; and

(vi)    On the Settlement Date, Seller shall terminate its existing management agreement, if any, for each Hotel, and Seller shall be responsible for all fees and costs associated with such terminations. On the Settlement Date, following the termination of the existing management agreements, Seller, or one or more affiliates of Seller, shall enter into the Management Agreement and Asset Management Agreement (as each is defined in Section 12) for each Hotel.

(vii)   On or before the Settlement Date, Buyer and Seller shall have executed the agreements referred to in Sections 6(f), 11(m) and 11(n).

If the conditions precedent in this Section 7(f) above are not satisfied as of the Settlement Date, Buyer may exercise any of the remedies set forth in this Agreement, as applicable, or waive such conditions in whole or in part and proceed to Settlement. Notwithstanding the foregoing, if the condition set forth in Section 7(f)(i) above is not satisfied, Buyer’s sole remedy shall be to exercise the remedies set forth in Section 4 above, and if the condition set forth in Section 7(f)(iv) above is not satisfied, Buyer’s sole remedy shall be to exercise the remedies set forth in Section 7(f)(iv) above.

(g)    Without limitation to other conditions set forth in this Agreement, and notwithstanding anything contained herein to the contrary, Seller's obligation to close hereunder is expressly contingent upon the satisfaction, or the express written waiver, of the following conditions:

(i)    All representations and warranties made by Buyer in this Agreement shall be true, complete and accurate in all material respects as of the Settlement Date;

(ii)   Buyer shall have performed, observed and complied with all agreements, covenants and obligations to be performed by Buyer under this Agreement, including without limitation, the payment of the balance of the Purchase Price and the execution and/or delivery of all documents required to be executed and/or delivered by or on behalf of Buyer hereunder;

(iii)   Marriott shall have provided Marriott Approval; and

(iv)   On the Settlement Date, following the termination of the existing management agreements by Seller, Buyer or one or more of its affiliates, shall enter into the Management Agreement and Asset Management Agreement (as each is defined in Section 12) for each Hotel.

(v)    On or before the Settlement Date, Buyer and Seller shall have executed the agreements referred to in Sections 6(f), 11(m) and 11(n).

If the conditions precedent in this Section 7(g) above are not satisfied as of the Settlement Date, Seller may exercise any of the remedies set forth in this Agreement, as applicable, or waive such conditions in whole or in part and proceed to Settlement. Notwithstanding the foregoing, the condition set forth in Section 7(g)(iii) above is not satisfied, Buyer’s sole remedy shall be to exercise the remedies set forth in Section 7(f)(iv) above.

(h)    Without limiting the generality of any provision of this Section 7, Seller shall be liable for the payment of all sales, use and personal property taxes owed by Seller as of the Settlement Date. Seller shall pay all sales, use and personal property taxes for the last billing cycle ending before Settlement on or before the due date for such billing cycle, and shall pay all sales, use and personal property taxes for the billing cycle in which the Settlement Date occurs on or before the due date for such billing cycle (provided that Seller’s obligation for such taxes shall end as of the Cut-Off Time). Seller shall indemnify, defend and hold Buyer Indemnified Parties harmless from any and all liability, claims, fines, costs, liens or damages as a result of or in connection with any taxes, whether or not settled, assessed or determined as of the Settlement Date, owed by Seller for the period prior to and including the Cut-Off Time, including, without limitation, those taxes owed by Seller under the New Jersey Sales and Use Tax Act and the Business Personal Property Tax Act. The provisions of this Section 7(h) shall survive Settlement.

8.    Settlement Documents.

(a)    At the time and place of Settlement, Seller shall deliver or cause to be delivered to Buyer the following:

(i)            the Deeds;

(ii)   a bill of sale whereby Seller shall convey to Buyer its interest in the Personal Property (the “Bill of Sale”);

(iii)          an assignment whereby Seller will assign and Buyer shall assume all of Seller's right, title, and interest, including all the obligations of Seller, in, to and under the Van Lease and any warranties, Licenses, Permits and Approvals -(hereinafter referred to as the "Assign-ment");

(iv)   an affidavit pursuant to the Foreign Investment in Real Property Act stating that Seller is not a foreign person;

(v)    a Seller's title affidavit and such other documents as may be reasonably requested by the Title Company or Buyer’s attorney relating to the conveyance of the Property;

(vi)   all Licenses, including without limitation a final certificate of occupancy for the Hotels, and as many signed originals (or true and correct copies of same) of the other items covered by the Assignment as are in Seller's possession (all of which shall be left in the respective Real Property if currently located there);

(vii)         all equipment operating manuals and all equipment warranties and equipment guarantees, if any, in Seller's possession (all of which shall be left in the respective Real Property if currently located there);

(viii)        all master and duplicate keys to all locks for the Real Property which are in Seller's possession (all of which shall be left in the respective Real Property if currently located there);

(ix)    the Management Agreement and Asset Management Agreement;

(x)    The certificate required under Section 7(f)(ii);

(xi)    A set of all guest registration cards, guest transcripts, guest histories, and all other available guest information;

(xii)    A list of advance room reservations, functions and the like, in reasonable detail so as to enable Buyer to honor the Seller’s advance room reservations;

(xiii)         To the extent not previously delivered to Buyer during the Due Diligence Period, all books, records, operating reports, appraisal reports, files, real estate and personal property tax bills, and other materials relating to the Hotels in the Seller’s possession or control;

(xiv)         such other documents as may be reasonably requested by Buyer to carry out the intent of this Agreement or by the Title Company.

(b)    At the time and place of Settlement, Buyer shall deliver or cause to be delivered to Seller the following:

(i)     the balance of the Purchase Price;

(ii)            a counterpart of the Assignment;

(iii)           the Management Agreement and Asset Management Agreement; and

(iv)           such other documents as may be reasonably requested by Seller to carry out the intent of this Agreement or by the Title Company.

9.    Risk of Loss.  All risk of loss shall be on Seller prior to Settlement. Except as set forth in the next sentence, in the event that there is a casualty or condemnation of all or any portion of the Property, Buyer may, at its sole discretion, either (i) continue to Settlement without an abatement in Purchase Price, in which event Seller shall and/or shall cause Manager to assign all insurance proceeds and rights to insurance proceeds for such casualty or all condemnation awards for such condemnation, as applicable, to Buyer or (ii) terminate this Agreement, in which event the Deposit, plus all accrued interest, shall be promptly delivered to Buyer and this Agreement shall be null and void and of no force or effect and all copies shall be canceled. Notwithstanding the foregoing, in the event that the Property is damaged by fire or other casualty and the estimated cost to repair such damage is less than $500,000.00 and such damage is fully insured, Buyer shall not have the right to terminate the Agreement provided that Seller shall either (i) continue to Settlement without an abatement in Purchase Price, and Seller shall assign and/or cause Manager to assign all insurance proceeds and rights to insurance proceeds for such casualty to Buyer, or (ii) repair such damaged portion of the Property to the condition that existed prior to such damage, in which case Settlement shall be extended for such reasonable period of time, not to exceed sixty (60) days, if such repair or restoration cannot be reasonably completed prior to Settlement; and in the event Seller has not fully completed restoration of the damaged Property within such 60-day period, Buyer shall have the right to terminate this Agreement and receive a full refund of the Deposit and interest thereon. Notwithstanding anything herein to the contrary, in the event a casualty or condemnation is uninsured or underinsured, Buyer shall have the right to terminate this Agreement and receive a full refund of the Deposit and interest thereon.

10.    Confidentiality

(a)    Seller and Buyer shall keep confidential and not make any public announcement or disclose any terms of this Agreement, any information disclosed by Buyer’s due diligence inspections or in any due diligence materials delivered to Buyer, and any other documents, materials, data or other information with respect to the Hotel which is not generally known to the public (the “Confidential Information”); provided, however, that Seller and Buyer shall be permitted to (i) disclose any Confidential Information to the extent required by court order or under applicable law, (ii) make a public announcement regarding the transaction contemplated in this Agreement, provided that Seller and Buyer shall approve the form and substance of any such public announcement, which approval shall not be unreasonably withheld, conditioned or delayed, or (iii) disclose any Confidential Information to any person on a “need-to-know” basis, such as their respective directors, officers, partners, members, employees, attorneys, accountants, consultants, engineers, surveyors, lenders, investors, managers, franchisors and such other persons whose assistance is required to consummate the transactions contemplated in this Agreement; provided, however, that Seller or Buyer (as the case may be) shall (a) advise such person of the confidential nature of such Confidential Information, and (b) use commercially reasonable efforts to cause such person to maintain the confidentiality of such information. This Section 10(a) shall survive the termination of this Agreement and Settlement. Notwithstanding anything in this Section 10(a) to the contrary, Buyer shall have the right to refer to this Agreement and the transactions contemplated hereby in any filing pursuant to any state or federal securities law or regulation and in the filing of a Form 8-K.

(b)    Buyer shall not, through its employees, agents, representatives or any other person, directly or indirectly, initiate or pursue any communication with any Employees or any person representing any Employees involving any matter whatsoever, including with respect to the Hotel, the Real Property, the Employees or this Agreement, without Seller’s prior written consent, which consent may be withheld in Seller’s sole reasonable discretion, unless such communication is arranged by Seller. Without limiting the generality of the foregoing, the foregoing prohibition shall be applicable to Buyer and its agents, employees and representatives while conducting all due diligence investigations and if addressed by an Employee during the course of due diligence investigations, Buyer and its agents, employees and representatives shall not disclose the nature of their activities. All communications with Seller regarding the Hotels, the Real Property or any other matter covered by this Agreement shall be addressed to Seller either in writing as set forth in Section 15 below or by cell phone or email at the phone number or email address set forth on Schedule 10(b) attached hereto. Notwithstanding the foregoing, Buyer shall have the right to interview the Senior Personnel (defined below) during the Due Diligence Period and thereafter; provided, however, that Buyer shall give Seller at least 2 business days prior notice to Seller, and Charlene Schwartz shall have the right to be present for any such interview or shall have consented in writing to such interview without her presence.

Seller shall cooperate with Buyer in good faith to permit Buyer to expeditiously conduct due diligence on the Property in accordance with this Agreement. Notwithstanding anything in this Agreement to the contrary, upon at least two (2) business days notice to Seller, Buyer and its representatives may, during the Due Diligence Period and thereafter, during normal business hours, communicate with the general manager of the Hotels and the senior marketing managers for the Hotels (collectively, the “Senior Personnel”) with Charlene Schwartz present for such communication. Subject to Buyer’s compliance with its obligations under this Section 10, Seller shall direct the Senior Personnel to cooperate with Buyer and its representatives in conducting its due diligence.

11.    Operations Pending Settlement.

(a)    Seller shall not sell, mortgage or voluntarily encumber the Real Property.

(b)    Seller will promptly furnish Buyer with copies of all notices received by Seller relating to the Real Property.

(c)    Seller agrees that until the Settlement Date, Seller will not, without the prior written approval of Buyer, enter into any lease for space in nor grant any other right of possession, use or occupancy of all or any portion of the Real Property for a term extending beyond the date of Settlement.

(d)    Seller shall, at its expense, maintain the Property in its present order and condition, make all necessary repairs and deliver the Property on the Settlement Date in the same condition it is in on the date hereof, reasonable wear and tear excepted.

(e)    Seller shall notify Buyer in writing, promptly after Seller acquires knowledge thereof, of any facts or events that would cause any of Seller’s representations and warranties to be untrue or incorrect in any material respect.

(f)    Seller shall maintain in full force and effect all applicable Licenses, Permits and Approvals and timely apply for renewals of all such Licenses, Permits and Approvals which will expire before the Settlement Date.

(g)    From the date of this Agreement until the Settlement or termination of this Agreement, Seller and Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transaction contemplated in this Agreement, including, without limitation, (i) obtaining all necessary consents, approvals and authorizations required to be obtained from any governmental authority or other person under this Agreement or applicable law, and (ii) effecting all registrations and filings required under this Agreement or applicable law. After the Settlement, Seller and Buyer shall use commercially reasonable efforts (at no cost or expense to such party, other than any de minimus cost or expense or any cost or expense which the requesting party agrees in writing to reimburse) to further effect the transaction contemplated in this Agreement. This Section 11(g) shall survive the Settlement.

(h)    On or prior to the Settlement Date, Seller shall pay directly to its Employees all Compensation due such Employees through the date immediately prior to the Settlement Date, and Buyer shall not receive a credit for any Compensation. In addition, on or prior to the Settlement Date, Seller shall pay the 2005 year-end bonuses that are due to the managers of each of the three (3) Hotels and to Patrick Brogan.

(i)    Seller shall pay directly to the Employees all Accrued Vacation Pay due to such Employees through the date immediately prior to the Settlement Date on Seller’s first payroll date on or after the Settlement Date, and Buyer shall not receive a credit for any Accrued Vacation Pay.

(j)    Buyer shall be responsible for obtaining any consents from (i) Marriott in connection with Marriott Approval, (ii) any licensor, vendor or supplier of any computer hardware or software which will remain at the Hotel and (iii) the lessor under the Van Lease, provided that promptly after the execution of this Agreement Seller contacts Marriott and informs Marriott of the transaction contemplated herein and authorizes Marriott to communicate with Buyer, and Seller uses reasonable efforts to cooperate with Buyer in obtaining Marriott Approval and any and all of the aforementioned consents. Buyer shall pay any fees or expenses charged by any of the foregoing parties in respect of such assignments or transfer of new licenses (as the case may be).

(k)    If and to the extent required by applicable law, Seller shall apply for a tax clearance certificate from the New Jersey Department of Treasury concerning the sale and transfer of the Property, but the receipt of such certificate shall not be a condition to Settlement.

(l)             If and to the extent required by applicable law, Seller shall apply for a bulk sales clearance certificate from the Pennsylvania Department of Revenue concerning the sale and transfer of the Property, but the receipt of such certificate shall not be a condition to Settlement.

(m)           During the Due Diligence Period, Buyer and Seller shall use their diligent good faith efforts to negotiate an agreement of sale for the Langhorne Residence Inn currently being developed by Seller at 15 Cabot Boulevard, Langhorne, Pennsylvania.

(n)   During the Due Diligence Period, Buyer and Seller shall use their diligent good faith efforts to negotiate an agreement relating to joint future development of hotel deals by Buyer and Seller within a ten (10) mile radius of each of the Bethlehem Fairfield Property, the New Jersey Property and the Langhorne Residence Property.

12.           Operations/Obligations After Settlement

(a)    At Settlement, Buyer or one of its affiliates, and Seller or Solow, Inc. or one or more other affiliates of Seller as determined by Seller, shall enter into a management agreement pursuant to which Seller or Seller’s affiliate shall manage the Hotels on behalf of Buyer for a period of one (1) year from the Settlement Date (the “Management Agreement”). The Management Agreement shall provide that Seller or its affiliate will be paid a management fee equal to three and one half percent (3.5%) of all gross revenues derived from the operations of the Hotels, such fee to be paid in arrears on a monthly basis within fifteen (15) days following the end of each calendar month. Buyer and Seller shall use their best efforts to agree on the form and substance of the Management Agreement during the Due Diligence Period. Notwithstanding the one (1) year term of the Management Agreement, Seller or its affiliate executing the Management Agreement shall have the right to terminate the Management Agreement and turn over management responsibilities to Buyer at any time upon at least thirty (30) days advance written notice, provided that the actual early termination of the Management Agreement shall not be effective until Buyer has received consent for such termination from Marriott and Buyer’s mortgagee, provided further that Buyer shall promptly request such consent and diligently use its best efforts to obtain such consent within the thirty (30) day period and Buyer shall request that its mortgagee include a provision in its loan documents permitting the early termination of the Management Agreement so long as an affiliate of Buyer is hired to perform the management of the Hotels. At Settlement, Buyer or one of its affiliates and Hersha Hospitality Management, LP (“Asset Manager”) shall enter into an asset management agreement (the “Asset Management Agreement”), pursuant to which Asset Manager will provide accounting and support services for the Hotels for a period of one (1) year from the Settlement Date, and for such services Asset Manager shall earn an asset management fee of 1% of all gross revenues derived from the operations of the Hotels.

(b)    Seller shall cause its affiliate executing the Management Agreement to continue employing the Employees at their then-current job descriptions and then-current rate of Compensation during the term of the Management Agreement, as such rate of Compensation is scheduled to be increased in 2006 as set forth on Schedule 5(a)(x). Seller or Employer shall not increase the salaries of the salaried Employees beyond the 2006 levels without first obtaining Buyer’s prior written consent, but Seller shall have the right to increase the wages of the hourly Employees in accordance with Seller’s historic compensation practices. Upon the expiration or sooner termination of the Management Agreement, Seller shall terminate (or shall cause Employer to) terminate the employment of all Employees effective as of the termination date of the Management Agreement (other than Mary Seiferman, who shall continue to be employed by Solow, Inc.), and Buyer shall offer employment to all of such Employees for such Employee’s current job description and at such Employee’s rate of Compensation and level of seniority enjoyed by such Employees prior to Settlement. In addition, upon the expiration or sooner termination of the Management Agreement, Buyer shall offer employment to Patrick Brogan for his then-current job description and at his then-current rate of Compensation (i.e., the Compensation for 2006 as set forth on Schedule 5(a)(x)), which shall not be materially increased by Seller during the term of the Management Agreement without Buyer’s prior written consent. The terminated Employees who accept such offers of employment are referred to collectively herein as the “Rehired Employees”. Buyer shall indemnify and hold harmless the Seller and the Employers under the WARN Act with respect to the Employees as a result of the failure of Buyer to employ a sufficient number of the individuals previously employed by Seller and offer such terms of employment as required to comply with the provisions of the WARN Act; provided that Seller has complied with its obligations to notify Buyer of the termination of any Employees as set forth in this Section. Seller and Buyer shall agree on the form, substance and manner of delivery of any announcement or communication to the Employees regarding their employment or termination of employment at the Hotel.

(c)    Buyer shall honor all Bookings made prior to the Settlement Date for any period on or after the Settlement Date.

(d)    Seller and Buyer shall use commercially reasonable efforts to cooperate with each other (at no cost or expense to the party whose cooperation is requested, other than any de minimis cost or expense or any cost or expense which the requesting party agreed in writing to reimburse) to provide written notice to any person under any Contracts, Licenses, Permits and Approvals, and to effect any registrations or filings with any governmental authority or other person, regarding the change in ownership or operating of the Hotel.

(e)    After the Settlement, Buyer shall provide reasonable access to Seller and its officers, employees, agents and representatives to (i) the Books and Records pertaining only to the operations of the Hotel for any purpose deemed reasonably necessary or advisable by Seller, including, without limitation, to facilitate the preparation of any documents required to be filed by Seller under applicable law or the resolution of any audit, litigation or other proceeding, claim or charge made by any person or insurance claim involving Seller or any of its affiliates (the foregoing shall apply only to the Books and Records delivered by Seller to Buyer under this Agreement and any books and records applicable to the period covered by the Management Agreement and not to any books, records, reports or other information of Buyer or regarding the Hotel regardless of the source of such information); and (ii) the employees of Buyer whose assistance or testimony is deemed necessary or advisable by Seller to assist Seller in evaluating or defending any audit, litigation or other proceeding, claim or charge made by any Person or insurance claim involving any Seller or any of its affiliates; provided, however, that (A) Seller shall provide a written request to Buyer for such access, which shall be scheduled at the convenience of Buyer, and not less than two (2) business days after delivery of such request; (B) Buyer shall not be required to provide such access during non-business hours; (C) Buyer shall have the right to accompany the officer, employees, agents or representatives of Seller or its affiliate in providing access to its books and records, the Property or the employees of Buyer (or Buyer’s manager) as provided in this Section; and (D) Buyer shall incur no cost or expense, other than any de minimis cost or expense, or any cost or expense which Seller shall promptly reimburse Buyer for, in connection with providing access to information pursuant to this Section. Buyer, at its cost and expense, shall retain all Books and Records with respect to the Hotel for period of three (3) years after the Settlement. The provisions of this Section 12(e) shall survive Settlement for a period of three (3) years.

(f)    Seller and Buyer agree that, in the event Seller or its affiliates intends to complete closing under the existing agreement of sale with Civic Center Corporation regarding a portion of Bucks County Parcel No. 22-57-12 (the “Lot”), Seller shall give Buyer written notice thereof at least forty-five (45) days prior to the scheduled closing date, and Buyer shall have the right to acquire a non-controlling interest in the entity that will take title to Lot (the “Lot Entity”). Seller shall have the sole right to determine the form of entity used to acquire the Lot. Buyer shall exercise this right by giving Seller written notice of its acceptance no later than fifteen (15) days following the date on which Buyer received Seller’s notice. Seller and Buyer agree to negotiate and agree to the specific terms of the organizational documents governing the Lot Entity during the period between Buyer’s acceptance of Seller’s offer and the closing under the agreement of sale for the Lot. The provisions of this Section 12(f) shall survive Settlement for as long as the agreement of sale for the Lot remains in full force and effect.

(g)    Earn-Out: The Seller shall value the Bethlehem Fairfield, Langhorne Courtyard and Mt. Laurel Fairfield (the “Stabilized Properties”) on June 30, 2007. The value of the Stabilized Properties shall be computed by applying a 9% capitalization rate to the audited (by Buyer’s auditors) trailing 12 months’ (July 1, 2006 to June 30, 2007) NOI for the Stabilized Properties. If the then current value of the Stabilized Properties exceeds $40,500,000.00, the Buyer will pay Seller on or before September 30, 2007, lawful money of the United States equal to the difference between the then current value of the Stabilized Properties and $40,500,000.00, but in no event shall such earn-out payments exceed $3,000,000.00 in aggregate for the Stabilized Properties. In the event that prior to June 30, 2007, one or more of the Stabilized Properties is sold, condemned, conveyed in lieu of condemnation or substantially destroyed by fire or other casualty and is not reconstructed prior to June 30, 2007, the “value” of such property for purposes of this Section 12(g) shall be computed by applying a 9% capitalization rate to the trailing 12 months’ (i.e., the last 12 full calendar months preceding the closing date of such sale or transfer by condemnation or deed in lieu thereof or the date of such casualty) NOI for the applicable property (which NOI shall be based on Buyer’s audited financial statements for any period following the Settlement Date and based on Seller’s unaudited financial statements for any period prior to the Settlement Date), but the earn-out payment for such property for purposes of this sentence only shall not exceed $1,550,000.00 for the Langhorne Courtyard, $800,000 for the Mt. Laurel Fairfield and $650,000.00 for the Bethlehem Fairfield, and the “value” of the other property or properties shall be determined in accordance with the formula set forth in the second sentence of this Section 12(g). Seller shall have the right to audit Buyer’s Books and Records relating to the Stabilized Properties in order to verify the amount of the earn-out payment. The provisions of this Section 12(g) shall survive Settlement and the Termination Date. In the event that Buyer fails to pay the foregoing earn-out when due, Seller shall have the right to bring appropriate legal or equitable proceedings to enforce this provision.

(h)    Seller shall cooperate with Buyer and Asset Manager to have the liquor licenses for the Hotels, if any, transferred to their name; provided, however, that (i) final Pennsylvania Liquor Control Board (“PLCB”) approval of the transfer of the liquor license to Buyer and/or Asset Manager shall not be a condition to Settlement, and (ii) if PLCB approval has not been granted prior to the Settlement Date (A) Settlement will be held without transfer of the liquor license or any withholding of any portion of the Purchase Price, (B) the parties will continue to pursue PLCB approval after Settlement, (C) the liquor license shall continue to be titled in the name of Seller’s Manager until PLCB approval has been issued, and (D) no alcohol shall be sold at the applicable Hotel until the license transfer has been approved by the PLCB but Manager may give alcohol away if permitted by applicable law. If required by the PLCB, the parties shall execute a separate agreement of sale for the liquor license.

(i)    The provisions of this Section 12 shall survive Settlement for the longer of (i) the period specifically provided in the applicable subsection of this Section 12 or (ii) the period set forth in Section 21.

13.           Indemnification.

(a)    Seller shall indemnify and hold harmless the Buyer Indemnified Parties and their officers, directors, shareholders, trustees, agents, employees, successors and assigns from and against any and all losses, claims, costs, penalties, damages, liabilities and expenses incurred by any of the Buyer Indemnified Parties after the Settlement to the extent resulting from (i) subject to Section 21, the breach by Seller of any of its covenants, obligations, representations and/or warranties under this Agreement which expressly survive the Settlement, or (ii) any taxes owed by Seller to any taxing authority for periods prior to the Cut-off Time, or (iii) the operations of the Hotels by Seller and/or Manager prior to the Settlement Date, except to the extent that any of the foregoing are caused by any of the Buyer Indemnified Parties.

(b)    Buyer shall indemnify and hold harmless Seller and its Manager and their respective officers, directors, shareholders, trustees, agents, employees, successors and assigns (“Seller Indemnified Parties”) from and against any and all losses, claims, costs, penalties, damages, liabilities and expenses incurred by the Seller Indemnified Parties after the Settlement to the extent resulting from (i) subject to Section 21, the breach by Buyer of any of its covenants, obligations, representations and/or warranties under this Agreement which expressly survive the Settlement, or (ii) the operation of the Hotels by Buyer after the Settlement Date, except to the extent that any of the foregoing are caused by the Seller Indemnified Parties.

(c)    The provisions of this Section 13(a)(i) and 13(b)(i) shall survive Settlement until the Termination Date, subject to the provisions of Section 21. Notwithstanding anything to the contrary contained in this Agreement, the remaining provisions of Section 13(a) and 13(b) shall survive both the Settlement Date and the Termination Date.

14.          Default.

(a)    If Buyer’s representations and warranties contained herein are false or misleading in any material respect or if Buyer defaults in performing any of its material obligations hereunder and Buyer does not cure such default within five (5) days of receipt of notice from Seller of such default, then Seller shall have the right, as its sole and exclusive remedy, to terminate this Agreement and to be paid the Deposit and all interest earned thereon as liquidated damages for such breach. Notwithstanding the foregoing, if Seller elects to terminate this Agreement as a result of Buyer’s material default and Buyer refuses to give the Title Company authorization to release the Deposit to Seller and a court of competent jurisdiction determines that Seller properly terminated the Agreement of Sale, Seller shall be entitled to collect from Buyer, in addition to the Deposit, Seller’s actual damages suffered or incurred directly as a result of Buyer’s refusal to authorize the release of the Deposit, including, without limitation, legal costs as set forth in Section 14(c) below.

(b)    If Seller’s representations and warranties contained herein are false or misleading in any material respect or if Seller shall fail or refuse to complete Settlement for reasons other than Buyer's default or a failure of a condition precedent to Settlement or if Seller defaults in performing any of its material obligations hereunder and Seller does not cure such default within five (5) days of receipt of notice from Buyer of such default, Buyer shall have the right, as its sole and exclusive remedy, to either seek specific performance of this Agreement or to terminate this Agreement and recover the Deposit and interest earned thereon.

(c)    In any litigation brought by the parties to enforce their respective remedies under Sections 14(a) or 14(b) above, the prevailing party in such litigation shall be entitled to recover its reasonable legal fees from the non-prevailing party as part of the relief granted in such action.

(d)    Tender at the time of Settlement of an executed Deed by Seller and the balance of the Purchase Price by Buyer are hereby mutually waived, but nothing herein contained shall be construed as to relieve Seller from the obligation to deliver the Deeds or to relieve Buyer from the concurrent obligation to pay the balance of the Purchase Price.

15.          Notices. In addition to the provisions of Section 10(b) above, all notices to be given to Seller and/or to Buyer shall be mailed by registered or certified mail, return receipt requested or an overnight service with receipt, to the addresses set forth in the preamble to this Agreement. All notices to Seller shall be copied to Seller’s counsel, John D. Benson, Esquire, Sirlin Gallogly & Lesser, P.C., 1529 Walnut Street, Suite 600, Philadelphia, Pennsylvania 19102; Telephone: 215-864-9700; Facsimile: 215-864-9669 and to Buyer’s counsel, Lok Mohapatra, Esquire, Shah & Byler, LLP, Penn Mutual Towers, 510 Walnut Street, 9th Floor, Philadelphia, PA 19106; Telephone: 215-238-1045; Facsimile: 267-238-1874. Any notice required hereunder may be given on behalf of a party by that party’s legal counsel. Any notice shall be deemed received when actually received or refused by the party to whom such notice was directed.

16.           Status of Escrow Holder. It is expressly understood, covenanted and agreed that:

(a)    The duties of Escrow Holder are only as herein specifically provided, and are purely ministerial in nature, and Escrow Holder shall incur no liability whatever except for willful misconduct or gross negligence, as long as Escrow Holder has acted in good faith.

(b)    Seller and Buyer each hereby release and indemnify Escrow Holder from and against any act done or omitted to be done by Escrow Holder in good faith in the performance of its duties hereunder, except to the extent such act constitutes willful misconduct or gross negligence.

(c)    Escrow Holder is acting as a stakeholder only with respect to the Deposit. If there is any dispute as to whether Escrow Holder is obligated to deliver the Deposit or as to whom the Deposit is to be delivered, Escrow Holder shall not be required to make any delivery, but in such event Escrow Holder may hold the same until receipt by Escrow Holder of an authorization in writing, signed by all of the parties having any interest in such dispute, directing the disposition of the Deposit and any interest accrued thereon or until the final determination of the rights of the parties in an appropriate proceeding. If such written authorization is not given, or proceedings for such determination are not begun within thirty (30) days after Settlement was to have occurred, Escrow Holder may, but is not required to, bring an appropriate action or proceeding for leave to deposit the Deposit in court pending such determination. Escrow Holder shall be reimbursed for all costs and expenses of such action or proceeding by Seller and Buyer including, without limitation, reasonable attorneys' fees and disbursements. Upon making delivery of the Deposit in the manner provided in this Agreement, Escrow Holder shall have no further liability hereunder or to Buyer or Seller.

17.    Broker. Buyer and Seller each represent to the other that they have not dealt with any broker, agent or other finder in connection with the sale of the Property and agree to indemnify the other against any claim for a commission brought by any other broker, agent or other finder claiming to have worked for the respective party.

18.    Entire Agreement. This Agreement sets forth all the agreements, promises, warranties, representations, understandings and promises between the parties hereto, and the parties are not bound by any agreements, undertakings or conditions except as expressly set forth herein. All additions, variations or modifications to this Agreement shall be void and ineffective unless in writing and signed by the parties.

19.    Assignment; Successors and Assigns. Buyer shall have the right to assign its right to take title to the Property to an entity in which Buyer is the direct or indirect owner of a majority of the ownership interests. In the event of any permitted assignment, Buyer and the assignee shall remain jointly and severally liable for the performance of all of Buyer’s obligations under this Agreement. This Agreement shall extend to, be binding upon, and inure to the benefit of the heirs, executors, administrators and successors of the parties hereto.

20.    Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania.

21.    Merger.  The representations and warranties set forth in this Agreement shall survive Settlement until the one hundred eightieth (180th) day following the expiration or sooner termination of the Management Agreement (the “Termination Date”). All of the covenants and agreements of the Seller and the Buyer made in, or pursuant to, this Agreement that expressly survive Settlement shall survive until the Termination Date, except as otherwise expressly provided in this Agreement. On the Termination Date, all representations, warranties, covenants and agreements that are to terminate on that date shall terminate unless either party shall have given the other party written notice that such party has a claim for a breach of a specific representation, warranty, covenant or agreement specified in such notice (the “Specified Claim”), in which case the party claiming such Specified Claim shall have one (1) year to bring suit against the other party on account of such Specified Claim. Except for the representations, warranties, covenants and agreements that survive Settlement pursuant to this Section 21, all other representations, warranties, covenants and agreements shall merge into the Deeds or any other document or instrument executed and delivered in connection herewith.

22.    No Recording. This Agreement shall not be recorded in any governmental recording office without the express written consent of Seller.

23.    Tax Deferred Exchange. Buyer understands that Seller may desire to exchange the Real Property for other property of like kind and qualifying use within the meaning of Section 1031 of the Internal Revenue Code. Towards that end, Buyer hereby grants Seller the right to assign its rights, but not its obligations, under this Agreement to a qualified intermediary as provided in Treasury Regulation Section 1.1031(k)-1(g)(4) at any time prior to Settlement. Buyer agrees to cooperate with Seller to facilitate the like kind exchange as long as Buyer shall not incur any additional liabilities, costs, or expenses as a result of such cooperation and, in addition, Buyer shall not be required to adversely change any of the terms and conditions of this Agreement, nor to take title to, nor enter into an acquisition agreement for any other property.

24.    No Partnership. This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of Seller and Buyer specifically established hereby.

25.    Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof. All counterparts hereof shall collectively constitute a single agreement.

26.    Seller. Buyer acknowledges that the Property is not owned jointly by each of the parties comprising Seller, but that certain portions of the Property are owned by Charlene Schwartz, other portions by Langhorne Courtyard, Inc., other portions by Mt. Laurel FFI, Inc. and other portions by Bethlehem FFI, Inc. Any representation, warranty or covenant made by “Seller” with respect to the “Property” or the “Real Property” shall be deemed to have been made, and shall be required to be performed only, by the party owning such Property or Real Property with respect to the individual portions of the Property that each person or entity owns itself and not with respect to the individual portions of the Property that the other person or entities owns. For example, and without limiting the generality of the foregoing, Charlene Schwartz shall not be liable for any breach of a representation, warranty or covenant made by Langhorne Courtyard, Inc. with respect to the portion of the Property owned individually by Langhorne Courtyard, Inc.

27.    Schedules. Buyer and Seller shall use their best efforts to agree on the Schedules to be attached to this Agreement no later than October 28, 2005. If the parties have not agreed to the Schedules by 5:00 p.m. on October 28, 2005, either party may terminate this Agreement at any time until the parties have agreed on the Schedules.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused these presents to be duly executed and their corporate seal to be duly attached by their proper officials thereunto duly authorized, the day and year first above written.

SELLER:

Witness	CHARLENE SCHWARTZ

LANGHORNE COURTYARD, INC.

By:
Witness	CHARLENE SCHWARTZ, President

MT. LAUREL FFI, INC.

By:
Witness	CHARLENE SCHWARTZ, President

BETHLEHEM FFI, INC.

By:
Witness	CHARLENE SCHWARTZ, President

BUYER:

HERSHA HOSPITALITY TRUST

By:
Witness	Name:
Title:

The undersigned is joining in this Agreement for the sole purpose of agreeing to be bound by the provisions of this Agreement insofar as such provisions relate to the duties of Escrow Holder and the holding and distribution of the Deposit.

[TITLE COMPANY]

By: